UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

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the Securities Exchange Act of 1934 (Amendment No.   )

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Trident Microsystems, Inc.

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October 28, 2003

Dear Stockholder:

This year’s annual meeting of stockholders will be held on Tuesday, December 16, 2003 at 9:00 a.m. local time, at Trident Microsystems, Inc., 1090 East Arques Avenue, Sunnyvale, California 94085. You are cordially invited to attend.

The Notice of Annual Meeting of Stockholders and a Proxy Statement, which describe the formal business to be conducted at the meeting, follow this letter.

After reading the Proxy Statement, please promptly mark, sign, date and return the enclosed proxy in the prepaid envelope to assure that your shares will be represented. Your shares cannot be voted unless you date, sign, and return the enclosed proxy or attend the annual meeting and vote in person. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before our stockholders is important.

A copy of the Company’s 2003 Form 10-K is also enclosed.

The Board of Directors and management look forward to seeing you at the annual meeting.

Very truly yours,

FRANK C. LIN
Chairman of the Board of Directors,
President and Chief Executive Officer

TRIDENT MICROSYSTEMS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held December 16, 2003

To The Stockholders:

Please take notice that the annual meeting of the stockholders of Trident Microsystems, Inc. (the “Company”), will be held on December 16, 2003, at 9:00 a.m. local time, at Trident Microsystems, Inc., 1090 East Arques Avenue, Sunnyvale, California 94085, for the following purposes:

1.	To elect two Class II directors to hold office for a three-year term and until their respective successors are elected and qualified.

2.	To consider and vote upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent public accountants for the fiscal year ending June 30, 2004.

3.	To transact such other business as may properly come before the meeting.

Stockholders of record at the close of business on October 23, 2003 are entitled to notice of, and to vote at, this meeting and any adjournments thereof. For ten days prior to the meeting, a complete list of the stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose relating to the meeting, during ordinary business hours at the Company’s principal offices.

By order of the Board of Directors,

FRANK C. LIN
Chairman of the Board of Directors,
President and Chief Executive Officer

Sunnyvale, California
October 28, 2003

IMPORTANT: Please fill in, date, sign and promptly mail the enclosed proxy card in the accompanying post-paid envelope to assure that your shares are represented at the meeting. If you attend the meeting, you may choose to vote in person even if you have previously sent in your proxy card.

Proxy Statement for Annual Meeting of Stockholders

TRIDENT MICROSYSTEMS, INC.
1090 East Arques Avenue
Sunnyvale, California 94085

The accompanying proxy is solicited by the Board of Directors of Trident Microsystems, Inc., a Delaware corporation (“Trident” or the “Company”), for use at the Annual Meeting of Stockholders to be held December 16, 2003, or any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The date of this Proxy Statement is October 28, 2003, the approximate date on which this Proxy Statement and the accompanying form of proxy were first sent or given to stockholders.

SOLICITATION AND VOTING OF PROXIES

Solicitation of Proxies. The cost of soliciting proxies will be borne by the Company. In addition to soliciting stockholders by mail through its regular employees, the Company will request banks and brokers, and other custodians, nominees and fiduciaries, to solicit their customers who have stock of the Company registered in the names of such persons and will reimburse them for their reasonable, out-of-pocket costs. The Company may use the services of its officers, directors, and others to solicit proxies, personally or by telephone, without additional compensation.

Voting Securities. Only stockholders of record as of the close of business on October 23, 2003 will be entitled to vote at the meeting and any adjournment thereof. As of that date, there were 14,707,925 shares of common stock of the Company, par value $.001 per share (“Common Stock”), issued and outstanding. Stockholders may vote in person or by proxy. Each holder of shares of Common Stock is entitled to one (1) vote for each share of stock held on the proposals presented at the meeting. The Company’s By-Laws provide that the holders of a majority of all of the shares of the stock entitled to vote at the meeting, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting. Votes for and against, abstentions and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum.

Broker Non-Votes. A broker non-vote occurs when a broker submits a proxy card with respect to shares held in a fiduciary capacity (typically referred to as being held in “street name”) but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include the election of directors, increases in authorized common stock for general corporate purposes and ratification of auditors. Non-routine matters include amendments to stock plans.

Voting of Proxies. All valid proxies received prior to the meeting will be exercised. All shares represented by a proxy will be voted, and where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with that specification. If no choice is indicated on the proxy, the shares will be voted in favor of the proposal. A stockholder giving a proxy has the power to revoke his or her proxy at any time prior to the time it is exercised, by delivering to the Secretary of the Company a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person.

INFORMATION ABOUT TRIDENT MICROSYSTEMS, INC.

Stock Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information, as of October 15, 2003, with respect to the beneficial ownership of the Company’s Common Stock by (i) all persons known by the Company to be the beneficial owners of more than 5% of the Company’s outstanding Common Stock, (ii) each director and director-nominee of the Company, (iii) the Chief Executive Officer and the two other most highly compensated executive officers of the Company as of June 30, 2003, whose salary and incentive compensation for the fiscal year ended June 30, 2003 exceeded $100,000 (“Named Executive Officers”), and (iv) all executive officers and directors of the Company as a group.

	Shares Owned (1) (2)
Name and Address of Beneficial Owners	Number of Shares	Percentage of Class
Beneficial Owners of in Excess of 5% (other than directors and named executive officers)

Dimensional Fund Advisors, Inc.(3) 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	933,550	5.75%

FMR Corp.(4) 82 Devonshire Street Boston, MA 02109	1,437,650	8.86%

Kern Capital Management LLC(5) 114 West 47th Street, Suite 1926 New York, NY 10036	1,704,900	10.50%

Named Executive Officers and directors(6)

Glen M. Antle(7)	66,584	*

Yasushi Chikagami(8)	50,544	*

Frank C. Lin(9)	2,239,396	13.79%

John Luke(10)	26,667	*

Millard Phelps(11)	42,256	*

Jung-Herng Chang(12)	416,547	2.57%

Peter Jen(13)	384,470	2.37%

Executive officers and directors as a group (7 persons)(14)	3,226,464	19.87%

*	Less than 1%

(1)	Except as otherwise noted, the persons named in the table have the sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table. The number of shares indicated includes in each case the number of shares of Common Stock issuable upon exercise of stock options to the extent such options are currently exercisable for purposes of this table. Options and warrants are deemed to be “currently exercisable” if they may be exercised within 60 days of October 15, 2003.

(2)	Calculated on the basis of 14,656,425 shares of Common Stock outstanding as of October 15, 2003, provided that any additional shares of Common Stock that a stockholder has the right to acquire within 60 days after October 15, 2003 are deemed to be outstanding for the purpose of calculating that stockholder’s percentage beneficial ownership.

(3)	Based on a Schedule 13F filed on February 12, 2003 by Dimensional Fund Advisors, Inc.

(4)	Based on a Schedule 13G filed on September 10, 2003 by FMR Corp.

(5)	Based on a Schedule 13G filed on August 8, 2003 by Kern Capital Management LLC.

(6)	The address of the executive officers and directors is c/o Trident Microsystems, Inc., 1090 East Arques Avenue, Sunnyvale, CA 94085.

(7)	Includes 54,584 shares subject to options exercisable by Mr. Antle within sixty days of October 15, 2003.

(8)	Includes 1,000 shares held by a joint tenant account for Mr. Chikagami’s wife, son and daughter. Also includes 49,544 shares subject to options exercisable by Mr. Chikagami within sixty days of October 15, 2003.

(9)	Includes 685,000 shares subject to options exercisable by Mr. Lin within sixty days of October 15, 2003. Also includes 10,500 shares held by Mr. Lin’s wife and 26,921 shares held by each of Mr. Lin’s two sons.

(10)	Includes 33,334 shares subject to options exercisable by Mr. Luke within sixty days of October 15, 2003.

(11)	Includes 41,301 shares subject to options exercisable by Mr. Phelps within sixty days of October 15, 2003.

(12)	Includes 375,000 shares subject to options exercisable by Mr. Chang within sixty days of October 15, 2003.

(13)	Includes 340,000 shares subject to options exercisable by Mr. Jen within sixty days of October 15, 2003.

(14)	Includes 1,578,763 shares subject to options exercisable within sixty days of October 15, 2003.

Management

Directors. This section sets forth the ages and backgrounds of the Company’s current directors, including the Class II nominees to be elected at this meeting.

Name	Age	Positions With the Company	Director Since
Class II Directors nominated for election at the 2003 Annual Meeting of Stockholders:

Millard Phelps	75	Director	1995

John Luke	70	Director	1999

Class III Directors whose terms expire at the 2004 Annual Meeting of Stockholders:

Frank C. Lin	58	President, Chief Executive Officer and Chairman of the Board of Directors	1987

Glen M. Antle	65	Director	1992

Class I Director whose term expires at the 2005 Annual Meeting of Stockholders:

Yasushi Chikagami	64	Director	1994

Mr. Lin founded the Company and has served as President, Chief Executive Officer and Chairman of the Board of Directors of the Company since July 1987. His career spans 26 years in the computer and communications industries. From June 1984 to July 1987, he was Vice President of Engineering at Genoa Systems, Inc., a graphics and storage product company that he co-founded. From 1982 to 1984, Mr. Lin was a senior manager at Olivetti Advanced Technical Center, a PC peripheral equipment design company. Prior to Olivetti, Mr. Lin worked for IBM-Rolm, GTE and Exxon Office System in various engineering positions.

Mr. Antle has served as a director of the Company since July 1992. From July 1996 to August 1997 Mr. Antle was a director of Compass Design Automation, a company providing EDA tools and libraries. From February 1991 to June 1993, he served as Chairman of the Board of Directors of PiE Design Systems, an electronic design automation company, and from August 1992 to June 1993 as its Chief Executive Officer. In June 1993, PiE merged into Quickturn Design Systems, Inc., also an electronic design automation company, and Mr. Antle served as Chairman of the Board of Directors of Quickturn from June 1993 to June 1999. From June 1989 to February 1991 Mr. Antle was retired. Mr. Antle was a co-founder of ECAD, Inc., now Cadence Design Systems, Inc., and served as its Co-Chairman of the Board of Directors from May 1988 to June 1989 and as its Chairman of the Board of Directors and Chief Executive Officer from August 1982 to May 1988.

Mr. Chikagami has served as a director of the Company since April 1994. From 1974 to January 1996, Mr. Chikagami served as Chairman of the EI-EN Group, a group of private companies located in Asia engaged in the electronics components and computer peripherals business. Since January 1996, Mr. Chikagami has served as Chairman of KEIAN Corporation, a computer and communications component company, operating in Japan. Mr. Chikagami has also served as Vice Chairman of Eastern Computer Group Co. in China since 1988. He was also a founder of GVC Corporation, a publicly held Taiwanese company engaged in activities including the manufacture of electronics components and computer peripherals. Mr. Chikagami is also a director of Silicon Storage Technology, Inc.

Mr. Phelps has served as a director of the Company since September 1995. From September 1984 to May 1994, he served as a senior technology analyst for Hambrecht & Quist, an investment banking firm and from May 1994 to July 1994, Mr. Phelps served as an advisory director of Hambrecht & Quist when he retired. Prior to that,

Mr. Phelps spent 23 years in the semiconductor industry in various executive positions. Mr. Phelps is also a director of Pericom, a semiconductor corporation.

Mr. Luke has served as a director of the Company since January 1999. From May 1989 to September 1997, Mr. Luke served as President of TSMC, USA and had been President Emeritus until 1999. Prior to that, from 1982 to 1989, Mr. Luke served as Vice President of Sales for Monsanto Electronic Materials, Inc.; from 1978 to 1982, as Vice President of Worldwide Sales at Signetics Corporation; from 1976 to 1978, as Vice President of Marketing and International Sales for American Microsystems, Inc.; from 1974 to 1976, as Vice President of Marketing and Sales for Monolithic Memories and from 1971 to 1974, as Vice President of Sales at Fairchild. Mr. Luke also spent 10 years at Texas Instruments in sales and engineering management positions.

Management’s nominees for election at the Annual Meeting of Stockholders to Class II of the Board of Directors are Millard Phelps and John Luke, current Class II Directors.

Meetings of the Board of Directors and Committees. During the fiscal year ended June 30, 2003, the Board of Directors held nine (9) meetings. The Company has an Audit Committee, a Compensation Committee and a Nominating Committee. All directors attended at least 75% of the aggregate of the number of meetings of the Board of Directors and of the committees of the Board of Directors on which such director served during fiscal 2003.

The Audit Committee was composed of three independent, non-employee directors of the Company, Glen M. Antle, Millard Phelps and John Luke during fiscal 2003. The Audit Committee adopted a formal charter on June 13, 2000. The Audit Committee also approves all professional services performed by the independent public accountants, recommends the retention of the independent public accountants to the Board of Directors, subject to ratification by the stockholders. The Audit Committee reviews, with the Company’s independent public accountants, management and the Board of Directors, the Company’s financial reporting processes and internal financial controls and reviews the independence of the Company’s independent public accountants. The Audit Committee reviews and discusses with management the results of the examination of the Company’s financial statements by the independent public accountants and the independent public accountants’ opinion. The Audit Committee also discusses with the independent auditors the matters required to be discussed by SAS 61 (Codification of Statements on Auditory Standards No. 380). The Audit Committee held four (4) meetings during the fiscal year ended June 30, 2003.

The Compensation Committee consists of two members. During the last fiscal year, John Luke and Yasushi Chikagami were the members of the Compensation Committee. The Compensation Committee held one meeting during the fiscal year ended June 30, 2003. The Compensation Committee’s primary function is to review and recommend salary levels of, to approve bonus plans for and stock option grants to executive officers, and to set the compensation of the Chief Executive Officer.

The Nominating Committee considers qualified candidates for appointment and nomination for election to the Board of Directors and makes recommendations concerning such candidates. The members of the Nominating Committee change annually such that its members shall consist of those independent directors who are not standing for election. The Nominating Committee held one meeting during the fiscal year ended June 30, 2003. Stockholders may nominate one or more persons for election as directors at a meeting only if timely notice of such nomination(s) has been given in writing to the Secretary of the Company in accordance with the Company’s bylaws. Nominations of stockholders intended to be presented at the next annual meeting of stockholders of the Company must be received by the Company at its offices at 1090 East Arques Avenue, Sunnyvale, California 94085, no later than July 1, 2004.

EXECUTIVE COMPENSATION AND OTHER MATTERS

The following table sets forth information concerning the compensation during the fiscal years ended June 30, 2003, June 30, 2002 and June 30, 2001 of the Chief Executive Officer of the Company and the two most highly compensated executive officers of the Company as of June 30, 2003, whose salary and bonus for the fiscal year ended June 30, 2003 exceeded $100,000. Amounts under the caption “Bonus” are amounts earned during the fiscal year including amounts paid after the end of the fiscal year but exclude amounts paid in one fiscal year for performance in the prior fiscal year.

Summary Compensation Table

		Annual Compensation							Long-Term Compensation
Name and Principal Position	Year	Salary		Bonus		Other Annual Compensation			Securities Underlying Options (#)
Frank C. Lin President and Chief Executive Officer	2003 2002 2001	$ $ $	505,523 505,523 451,360	$ $ $	228,787 0 251,452	$ $ $	0 25,962 59,890	(1) (2)	80,000 100,000 100,000

Jung-Herng Chang President, Digital Media Business Unit	2003 2002 2001	$ $ $	272,200 272,200 244,000	$ $ $	47,399 0 117,302	$ $ $	0 2,025 0	(3)	30,000 50,000 50,000

Peter Jen Sr. Vice President, Asia Operations and Chief Accounting Officer	2003 2002 2001	$ $ $	268,840 268,964 241,000	$ $ $	45,853 0 115,805	$ $ $	0 6,246 0	(3)	30,000 50,000 50,000

(1)	Includes $7,290.92 accrued vacation payout for 911 donation. Also includes $18,670.95 loan interest reduction due to an amendment on loan agreement of which interest rate was retroactively changed effective January 1, 2001 to the monthly Applicable Federal Rates as published by the revenue ruling of the U.S. Internal Revenue Service.

(2)	Accrued vacation payout.

(3)	Reflects accrued vacation payout for 911 donation.

Stock Options Granted During Last Fiscal Year

The following table provides the specified information concerning grants of options to purchase the Company’s Common Stock made during the fiscal year ended June 30, 2003 to the persons named in the Summary Compensation Table.

Option Grants In Last Fiscal Year

	Individual Grants
					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(3)
Name	Number of Securities Underlying Options Granted (#)(1)	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)(2)	Expiration Date	5% ($)	10% ($)
Frank C. Lin	80,000	7.286%	$3.08	9/21/12	$154,959.64	$392,698.14

Jung-Herng Chang	30,000	2.7322%	$3.08	9/21/12	$58,109.86	$147,261.80

Peter Jen	30,000	2.7322%	$3.08	9/21/12	$58,109.86	$147,261.80

(1)	The options listed were granted on September 21, 2002 under the 1992 Stock Option Plan (the “Option Plan”) and vest and become exercisable as to 50% on the first anniversary of the date of grant and 50% on the second anniversary of the date of grant. The Option Plan permits the grant of both incentive stock options within the meaning of Section 422 of the Internal Revenue Code, as amended (the “Code”), and nonstatutory stock options. All the option grants listed in the above table were nonstatutory stock options. Under the Option Plan, the Compensation Committee retains discretion to modify the terms, including the exercise price of outstanding options. See “CHANGE IN CONTROL ARRANGEMENTS.”

(2)	All options were granted at or above market value on the date of grant.

(3)	Potential gains are net of exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only, based on the Securities and Exchange Commission rules. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock, overall market conditions and the option-holders’ continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved.

Option Exercises and Fiscal 2003 Year-End Values

The following table provides the specified information concerning exercises of options to purchase the Company’s Common Stock in the fiscal year ended June 30, 2003, and unexercised options held as of June 30, 2003, by the persons named in the Summary Compensation Table. There were no exercises of options by any of the officers named in the Summary Compensation Table during the fiscal year ended June 30, 2003.

Aggregate Option Exercises in Last Fiscal Year And Fiscal Year-End Values

	Number of Securities Underlying Unexercised Options at FY-End(1)		Value of Unexercised In-the-Money Options at FY-End(2)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Frank Lin	595,000	130,000	$2,879,525.00	$700,200.00

Jung-Herng Chang	335,000	55,000	$1,623,950.00	$291,200.00

Peter Jen	300,000	55,000	$1,475,000.00	$291,200.00

(1)	The options listed were granted under the 1992 Stock Option Plan.

(2)	The value of the unexercised in-the-money options is based on the closing price of the Company’s Common Stock on June 30, 2003 ($8.97 per share), as reported by the Nasdaq National Market, and is net of the exercise price of such options.

Compensation of Directors

Board members other than the Company’s non-employee directors receive no compensation for attending Board meetings, except for reimbursement of certain expenses in connection with attendance at Board meetings and Committee meetings. The Company’s non-employee directors receive $20,000 per year as an annual retainer. In addition, each non-employee director receives $1,500 for each Board or Committee meeting attended in person, and $1,000 for each Board or Committee meeting attended by phone.

Under the Company’s 1994 Outside Directors Stock Option Plan (the “Directors Plan”), on the day of the initial election or appointment of each new non-employee director, such non-employee director automatically receives an option to purchase 20,000 shares of the Company’s Common Stock and receives an additional option to purchase 20,000 shares of the Company’s Common Stock on the date of the first annual meeting of stockholders following the third anniversary of his or her previous Directors Plan option grant, provided that he or she remains in office. Furthermore, each non-employee director currently in office who previously was granted an option under the Directors Plan automatically receives an additional option to purchase 20,000 shares of the Company’s Common Stock on the day of each third annual meeting of stockholders of the Company subsequent to the date of the prior option grant after which the individual remains in office. Each option granted under the Directors Plan becomes exercisable in three annual installments, subject to the non-employee director’s continued Board service.

Change-in-Control Arrangements

The Company’s 1992 Stock Option Plan (the “Option Plan”) provides that in the event of a merger of the Company with or into another corporation, unless the successor corporation assumes or substitutes equivalent options for options granted under the Option Plan, all outstanding options under the Option Plan will become fully exercisable prior to the merger. Options which are neither assumed or substituted for by the successor corporation, nor exercised prior to the expiration of a 15-day notice period, will terminate upon the expiration of such period.

All shares subject to options granted under the Directors Plan will become fully vested and exercisable as of the date 15 days prior to a change in control of the Company, as defined in the Directors Plan, unless the surviving or successor corporation either assumes or substitutes its options for options outstanding under the Directors Plan. Any such options which are neither assumed or substituted for by the successor corporation, nor exercised, will terminate as of the date of the change in control.

The Company entered into a change-in-control agreement, effective September 25, 2001, with Frank Lin, the Chairman, CEO and President of the Company. The agreement provides for severance and other benefits to be paid to Mr. Lin in the event of Mr. Lin’s termination following a “change in control” of the Company. The agreement defines a “change in control” as a merger or consolidation or the sale, or exchange by the stockholders of the Company of 40% or more of the capital stock of the Company, or the sale or exchange of 40% or more of the Company’s assets. The agreement provides that in the event of Mr. Lin’s involuntary termination, constructive termination, death or disability within 36 months following a change in control, Mr. Lin will be entitled to receive: (1) severance in the amount of 36 months of Mr. Lin’s annual base salary then in effect, (2) three times Mr. Lin’s potential annual bonus then in effect, (3) acceleration in vesting of up to 1,000,000 of Mr. Lin’s options, and (4) continued group insurance coverage of medical, dental, prescription drug, vision care and life insurance for 36 months following Mr. Lin’s termination.

The Board of Directors believes that the agreement is in the best interests of the Company in order to ensure the continued dedication and objectivity of Mr. Lin, notwithstanding the possibility of a “change in control.”

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers, directors and persons who beneficially own more than 10% of the Company’s Common Stock to file initial reports of beneficial ownership and reports of changes in beneficial ownership with the Securities and Exchange Commission (“SEC”). Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by such persons.

Based solely on the Company’s review of such forms furnished to the Company and written representations from certain reporting persons, the Company believes that, during fiscal 2003, all filing requirements applicable to the Company’s executive officers, directors and more than 10% stockholders were met.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In October 1998, the Board approved a loan to Frank Lin pursuant to which Mr. Lin could borrow $500,000 from the Company for his personal use. On April 27, 2000, the Company and Mr. Lin entered into a loan agreement pursuant to which Mr. Lin borrowed $500,000 from the Company, payable on April 27, 2002 together with interest at a rate of 6.46% per annum. Due to a prolonged softness of the global economy and Mr. Lin’s personal financial hardship, the Board approved on April 22, 2002 a proposal to amend Mr. Lin’s loan and extend the term for one more year to April 27, 2003 with unpaid accrued interest be added on the principal amount. The Board also approved a proposal to change the interest rate effective January 1, 2001 to the monthly Applicable Federal Rates published by the revenue ruling of the U.S. Internal Revenue Service as part of Mr. Lin’s compensation package. On April 27, 2003, the initial principal of $500,000 together with the interest of $60,350 accrued from April 27, 2000 to April 27, 2003 was paid in full.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

Compensation Committee

The Compensation Committee was composed of two independent, non-employee directors of the Company during the 2003 fiscal year. No such persons were former employees of the Company. During fiscal 2003, the Compensation Committee members were John Luke and Yasushi Chikagami. The Compensation Committee’s primary function is to review and recommend salary levels of, to approve bonus plans for and stock option grants to executive officers, and to set the compensation of the Chief Executive Officer. During fiscal 2003, the Compensation Committee met once.

Compensation Philosophy

The Compensation Committee seeks to align executive compensation with the value achieved by the executive team for the Company’s stockholders. Toward that goal, the Company’s compensation program emphasizes both short- and long-term incentives designed to attract, motivate, and retain highly qualified executives who will effectively manage the Company and maximize stockholder value. The Company uses salary, executive officer bonuses and stock options to motivate executive officers to achieve the Company’s business objectives and to align the incentives of officers with the long-term interests of stockholders. The Compensation Committee reviews and evaluates each executive officer’s base and variable compensation annually relative to corporate performance and comparative market information.

In setting total compensation, the Compensation Committee considers individual and Company performance, and periodically reviews market information in the form of published survey data provided to the Compensation Committee by the Company’s human resources staff. The Compensation Committee’s policy is generally to target levels of cash and equity compensation paid to its executive officers so that such compensation is competitive with market compensation. For Fiscal 2003 however, base salary was not adjusted and may not have been set at competitive levels, and adjustments in fiscal 2002 were modest, in both cases due to the Company’s performance and cost containment efforts.

In preparing the performance graph for this Proxy Statement, the Company has selected the S&P Semiconductors Index and the Nasdaq Stock Market-U.S. Index as its peer groups. The companies that the Company included in its stratified salary surveys are not necessarily those included in the indices, as such companies may not be competitive with the Company for executive talent, particularly those companies located outside the Silicon Valley, where competition for employees has been intense.

The Company has considered the potential impact of Section 162(m) of the Internal Revenue Code (“Section 162(m)”) adopted under the Federal Revenue Reconciliation Act of 1993. Section 162(m) disallows a tax deduction to any publicly-held corporation for individual compensation exceeding $1 million in any taxable year paid to the chief executive officers or any of the four other most highly compensated executive officers, unless the compensation is commission or performance-based. The Company’s policy is to qualify to the extent reasonable its executive officers’ compensation for deductibility under applicable tax laws. Since the targeted cash compensation of each of the named executive officers is well below the $1 million threshold and the Compensation Committee believes that compensation attributable to any options granted under the Company’s 1992 Stock Option Plan during the fiscal year ended June 30, 2003 will qualify as performance-based compensation in accordance with the regulations under Section 162(m), the Compensation Committee believes that Section 162(m) will not reduce the tax deductibility of such compensation by the Company.

Forms of Compensation

Salary. The Company strives to offer executive officers salaries that are competitive with comparable companies in the technology sector generally and in the semiconductor design industry. Frank C. Lin, President and Chief Executive Officer of the Company, approves executive salaries at the time executives join the Company, which are subject to review and approval by the Compensation Committee. Thereafter, Mr. Lin periodically reviews salaries of the executive officers and recommends adjustments to the base salaries of those officers which are subject to review and approval by the Compensation Committee. The Compensation Committee reviews Mr. Lin’s performance and makes adjustments to his salary. Adjustments made by Mr. Lin and the Compensation Committee are based on individual executive officer performance, cost of living increases, Company performance, and adjustments to retain qualified personnel. Mr. Lin’s base salary is reviewed annually by the Compensation Committee and reflects his position, duties, and responsibilities.

Incentive Compensation. The Board of Directors reviews and approves an executive bonus plan (“Plan”) based upon Company and individual performance. The Compensation Committee believes that significant bonus incentives based on performance of the Company provide substantial motivations to achieve corporate goals. In general, under such Plans, which are adopted annually, Company performance is measured for the fiscal year on a basis of achieving revenue targets and on actual net profit as compared with budgeted net profit. However, for fiscal 2003, it appeared unlikely that the Company would achieve acceptable performance to warrant bonuses and so no Plan was proposed or adopted for fiscal 2003. Each executive’s incentive bonus will increase if the Company’s performance exceeds goals, but is subject to overall limitations on amount. For fiscal 2003, bonuses will be determined after the fiscal year end based upon Company performance. The Plan is approved by the Compensation Committee with the Compensation Committee reviewing the calculations of amounts based upon the Plan. The Compensation Committee believes the incentives paid to the Company’s executives on a basis of Company performance and individual performance are comparable to those paid under industry standard incentive compensation programs. The Board of Directors has also approved a bonus plan which provides incentive compensation to executive officers based upon performance of certain investments made by the Company.

For fiscal 2003, Mr. Lin and other executive officers did not receive salary adjustments or performance bonuses. During fiscal 2003 the Company undertook a series of measures to reduce expenses and reorganize the Company’s operations with the goal of achieving fundamental changes that would form the basis for improvement in operational and financial results. Management recommended to the Compensation Committee that key, long-term employees, including Mr. Lin, be incented to remain with the Company during this challenging period through a package of benefits including cash compensation, stock option grants and a sabbatical program. These incentives were awarded in 2003 and the program was successful in retaining key personnel through the transition period.

Stock Options. The Compensation Committee strives to maintain the equity position of all executive officers at levels competitive with comparable companies. The Compensation Committee believes that equity ownership provides significant additional motivation to executive officers to maximize value for the Company’s stockholders, and therefore grants stock options under the Company’s 1992 Stock Option Plan at the commencement of an executive officer’s employment and, depending on that officer’s performance and the appropriateness of additional awards to retain key employees, periodically thereafter. Stock options are granted at the prevailing market price, vest over a period of years and will only have value if the Company’s stock price increases over the exercise price. Therefore, the Compensation Committee believes that stock options serve to align the interests of executive officers closely with other stockholders because of the direct benefit executive officers receive through improved stock price performance.

On September 21, 2002, the Compensation Committee granted options to executive officers, including Mr. Lin. Mr. Lin received a grant of 80,000 shares with an exercise price of $3.08. The grant is based on Mr. Lin’s senior position, his responsibilities, and his past and expected contributions to the Company’s future success and was intended to provide competitive equity compensation to Mr. Lin for the Company’s 2003 fiscal year.

2003 COMPENSATION COMMITTEE

John Luke
Yasushi Chikagami

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including internal control systems. PriceWaterhouseCoopers, LLP is responsible for expressing an opinion as to the conformity of our audited financial statements with generally accepted accounting principles.

The Audit Committee consists of three directors each of whom, in the judgment of the Board, is an “independent director” as defined in the listing standards for The Nasdaq Stock Market. The Audit Committee acts pursuant to a written charter that has been adopted by the Board of Directors.

The Committee also reviewed with PriceWaterhouseCoopers, LLP, who are responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles, PriceWaterhouseCoopers, LLP’s judgment as to the quality, and not just the acceptability, of the Company’s accounting principles as applied in our financial reporting and such other matters as are required to be discussed with the Audit Committee under generally accepted accounting principles. The Committee periodically met with PriceWaterhouseCoopers, LLP, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls and the overall quality of the Company’s financial reporting. The Committee has discussed and reviewed with the auditors all matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Committee has met with PriceWaterhouseCoopers, LLP, with and without management present, to discuss the overall scope of PriceWaterhouseCoopers, LLP’s audit, the results of its examinations, its evaluations of the Company’s internal controls and the overall quality of its financial reporting.

The Audit Committee has received from the auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), discussed with the auditors any relationships that may impact their objectivity and independence, and satisfied itself as to the auditors’ independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2003.

AUDIT COMMITTEE

Glen M. Antle
Millard Phelps
John Luke

COMPARISON OF STOCKHOLDER RETURN

Set forth below is a line graph comparing the annual percentage change in the cumulative total return on the Company’s Common Stock with the cumulative total return of the Nasdaq Stock Market Index (U.S. Companies) (“Nasdaq US”) and the S&P Semiconductors Index (“S&P Semiconductors”) for the period commencing on June 30, 1998 and ending on June 30, 2003.

	Jun-98	Jun-99	Jun-00	Jun-01	Jun-02	Jun-03
Trident Microsystems	$100.00	$172.94	$169.41	$76.42	$117.08	$168.85

Nasdaq US	$100.00	$143.67	$212.43	$115.46	$78.65	$87.33

S&P Semiconductors	$100.00	$173.31	$392.00	$166.47	$101.48	$103.81

PROPOSAL NO. 1
ELECTION OF DIRECTORS

The Company has a classified Board of Directors currently consisting of one Class I director (Yasushi Chikagami), two Class II directors (Millard Phelps and John Luke) and two Class III directors (Frank C. Lin and Glen M. Antle), who will serve until the annual meetings of stockholders to be held in 2005, 2003 and 2004, respectively, and until their respective successors are duly elected and qualified. At each annual meeting of stockholders, directors are elected for a full term of three years to succeed those directors whose terms expire on the annual meeting dates. Vacancies on the Board of Directors resulting from death, resignation, retirement, disqualification or other cause (other than removal from office by vote of the stockholders) may be filled by a majority vote of the directors then in office, and directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been elected expires.

The terms of the Class II directors will expire on the date of the upcoming annual meeting. Accordingly, two persons are to be elected to serve as Class II directors of the Board of Directors at the meeting. Management’s nominees for election by the stockholders to these positions are Millard Phelps and John Luke, the current Class II members of the Board of Directors.

If elected, the nominees will serve as directors until the Company’s annual meeting of stockholders in 2006, and until their successors are elected and qualified. If any of the nominees decline to serve or become unavailable for any reason, or if a vacancy occurs before the election (although we know of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominees as the Company may designate. Proxies may not be voted for more than two nominees.

If a quorum is present, the two nominees for Class II directors receiving the highest number of affirmative votes will be elected as Class II directors. Abstentions and broker non-votes will be counted as present for purposes of determining if a quorum is present.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF MESSRS. PHELPS AND LUKE.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

General

The Company is asking the stockholders to ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors for the fiscal year ending June 30, 2004. In the event the stockholders fail to ratify the appointment, the Audit Committee will reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent auditing firm at any time during the year if the Audit Committee determines that such a change would be in Company’s and its stockholders’ best interests.

PricewaterhouseCoopers LLP has audited the Company’s consolidated financial statements annually since the fiscal year ended June 30, 1991. Representatives of PricewaterhouseCoopers LLP are expected to be present at the meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that they will be available to respond to appropriate questions.

Principal Accountant Fees and Services

The following is a summary of the fees billed by PricewaterhouseCoopers LLP for professional services rendered for the fiscal years ended June 30, 2003 and 2002:

Fee Category	Fiscal 2003	Fiscal 2002
Audit Fees	$192,650	$196,680
Audit-Related Fees	35,000	—
Tax Fees	136,528	310,865
All Other Fees	—	—
Total Fees	$364,178	$507,545

Audit Fees. Consists of fees billed for professional services rendered for the audit of the Company’s consolidated financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements.

Audit-Related Fees. Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of Company’s consolidated financial statements and are not reported under Audit Fees. These services include accounting consultations in connection with restructuring, attest services that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards.

Tax Fees. Consists of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance, tax audit defense, customs and duties, mergers and acquisitions, and international tax planning.

All Other Fees. Consists of fees for products and services other than the services reported above. No such services were rendered by PricewaterhouseCoopers LLP during the periods presented.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit
Services of Independent Auditors

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

The affirmative vote of a majority of the votes cast at the annual meeting of stockholders at which a quorum is present is required for approval of this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum, but will not be counted as having been voted on the proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE
APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT
PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING JUNE 30, 2004.

STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING

The Company has an advance notice provision under its bylaws for stockholder business to be presented at meetings of stockholders. Such provision states that in order for stockholder business to be properly brought before a meeting by a stockholder, such stockholder must have given timely notice thereof in writing to the Secretary of the Company. To be timely, a stockholder proposal must be received at the Company’s principal executive offices not less than 120 calendar days in advance of the one year anniversary of the date the Company’s proxy statement was released to stockholders in connection with the previous year’s annual meeting of stockholders; except that (i) if no annual meeting was held in the previous year, (ii) if the date of the annual meeting has been changed by more than thirty (30) calendar days from the date contemplated at the time of the previous year’s proxy statement or (iii) in the event of a special meting, then notice must be received not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure of the meeting date was made.

Proposals of stockholders intended to be presented at the next annual meeting of the stockholders of the Company must be received by the Company at its offices at 1090 East Arques Avenue, Sunnyvale, California 94085, no later than July 1, 2004, and satisfy the conditions established by the Securities and Exchange Commission for stockholder proposals to be included in the Company’s proxy statement for that meeting.

TRANSACTION OF OTHER BUSINESS

At the date of this Proxy Statement, the only business that the Board of Directors intends to present or knows that others will present at the meeting is as set forth above. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

By Order of the Board of Directors

FRANK C. LIN
Chairman of the Board of Directors,
President and Chief Executive Officer

October 28, 2003

APPENDIX A

Form of Proxy

A-1

PROXY

TRIDENT MICROSYSTEMS, INC.

Proxy for the Annual Meeting of Stockholders
To be held on December 16, 2003

Solicited by the Board of Directors

     The undersigned hereby appoints Frank C. Lin and Peter Jen, and each of them, with full power of substitution to represent the undersigned and to vote all of the shares of stock in Trident Microsystems, Inc., a Delaware corporation (the “Company”), which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Company’s principal executive offices, 1090 East Arques Avenue, Sunnyvale, California 94085, on December 16, 2003 at 9:00 a.m. local time, and at any adjournment or postponement thereof (1) as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the Proxy Statement of the Company dated October 28, 2003 (the “Proxy Statement”), receipt of which is hereby acknowledged, and (2) in their discretion upon such other matters as may properly come before the meeting.

     THE SHARES REPRESENTED HEREBY SHALL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, SUCH SHARES SHALL BE VOTED FOR PROPOSALS 1 AND 2.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

_____________________________________________________________________________________________________________________________________________________________________
Address Change/Comments (Mark the corresponding box on the reverse side)
_____________________________________________________________________________________________________________________________________________________________________

_____________________________________________________________________________________________________________________________________________________________________

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^ FOLD AND DETACH HERE ^

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE RETURN ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING.	Please Mark Here for Address Change or Comments SEE REVERSE SIDE	☐

A vote FOR the following proposals is recommended by the Board of Directors:

1.	To elect the following two (2) persons as Class II directors to hold office for a three-year term and until their respective successors are elected and qualified: 01 Millard Phelps and 02 John Luke (INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list above.)	2.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent public accountants for the fiscal year ending June 30, 2004.	FOR ☐	AGAINST ☐	ABSTAIN ☐

FOR all nominees listed above (except as marked to the contrary) ☐	WITHHOLD AUTHORITY to vote for all nominees listed above ☐	MARK HERE IF YOU PLAN TO ATTEND THE MEETING	☐

Signature ________________________   Signature ________________________  Date _______________

SIGN EXACTLY AS YOUR NAME(S) APPEARS ON YOUR STOCK CERTIFICATE. IF SHARES OF STOCK ARE HELD JOINTLY, BOTH OR ALL OF SUCH PERSONS SHOULD SIGN. CORPORATE OR PARTNERSHIP PROXIES SHOULD BE SIGNED IN FULL CORPORATE OR PARTNERSHIP NAME BY AN AUTHORIZED PERSON. PERSONS SIGNING IN A FIDUCIARY CAPACITY SHOULD INDICATE THEIR FULL TITLES IN SUCH CAPACITY.

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^ FOLD AND DETACH HERE ^